WAIVER OF WITHDRAWAL CHARGES & INTEREST ADJUSTMENT RIDER

                          RIDER ISSUE DATE: [XX-XX-XX]

This Rider forms a part of the Contract and is subject to its terms except to the extent this Rider changes the terms. The effective date of this Rider is the Issue Date shown on the Contract Schedule unless another date is shown above.

WAIVER OF WITHDRAWAL CHARGES

After the first Contract Anniversary, the Withdrawal Charge may be waived in the following circumstances. These circumstances are in addition to the waiver situations set forth in the Contract.

a) CONFINEMENT: The Withdrawal Charge will not apply if: (1) you are confined in a long term care facility, skilled or intermediate nursing facility or hospital;
(2) you have so confined for at least [90 consecutive days]; (3) a physician certifies that confinement is required because of sickness or injury; and (4) you were not confined on the Issue Date. Proof of confinement will be required in a form satisfactory to us.

b) TOTAL DISABILITY: The Withdrawal Charge will not apply if: (1) you are totally disabled; (2) you have been so disabled for at least [90 days]; (3) a physician certifies that you are totally disabled; and (4) you were not so disabled on the Issue Date. Proof of disability will be required in a form satisfactory to us.

c) TERMINAL ILLNESS: The Withdrawal Charge will not apply if: (1) you are terminally ill and not excepted to live more than [12 months]; (2) a physician certifies to your illness; (3) you were not diagnosed with the terminal illness as of the Issue Date; and (4) you make a total withdrawal. Proof of your terminal illness will be required in a form satisfactory to us.

d) INVOLUNTARY UNEMPLOYMENT: The Withdrawal Charge will not apply if: (1) you were employed on a "full time" basis (working at least 17 hours per week) on the Issue Date; (2) your employment was terminated by your employer; (3) you remain unemployed for at least [90 days]; and (4) you certify in writing at the time you make your withdrawal request that you are still unemployed.

(e) DIVORCE: The Withdrawal Charge will not apply if: (1) you were married on the Contract Issue Date; (2) subsequent to the Issue Date a divorce proceeding is filed; and (3) you certify in writing a the time you make your withdrawal request that you are now divorced.

(f) ANNUITY OPTION: The Withdrawal Charge will not apply if, upon annuitization, a life annuity option or another annuity option with an annuity payment period of more than five (5) years is selected.

The proof required for circumstances a through c above will include, but is not limited to, certification by a licensed medical practitioner performing within the scope of his/her license. The licensed medical practitioner must not be you, the Annuitant or your spouse, or your parent or child or that of the Annuitant, your spouse or your Joint Owner.

WAIVER OF INTEREST ADJUSTMENT

The Interest Adjustment applied to each withdrawal or transfer from a Guaranteed Period of Fixed Account II during the Accumulation Phase may be waived in the following circumstances:

a) DEATH: The Interest Adjustment will not apply if, pursuant to the terms of the Contract, a death benefit is paid.

a)  ANNUITY   OPTION:   The  Interest   Adjustment   will  not  apply  if,  upon
annuitization, a life annuity option or another annuity option with an annuity payment period of more than five (5) is selected.

Signed for the Business Men's Assurance Company of America.